Exhibit 10.6

MASTER SERVICE AND TECHNOLOGY AGREEMENT

TIDS AGREEMENT is effective as of February 25, 2019 (this "Agreement").

PARTIES

(1)	Prevail InfoWorks, Inc. is a corporation having its principal place of business at 211 North 13th Street, 6th Floor, Philadelphia, PA 19107-1610, USA ("Prevail"); and

(2)	XORTX Therapeutics, Inc. is a corporation having its principal place of business at 4000, 421 - 7th Avenue SW, Calgary, Alberta T2P 4K9 ("Company").

(3)	Prevail and Company may be individually referred to as a "Party" or collectively as the "Parties."

BACKGROUND

(A)	Prevail provides clinical research services to life science companies and has developed certain software applications and platforms, which it makes available to customers via the Internet for a fee for the purpose of managing their clinical trials and analyzing the data from them.

(B)	Company wishes to use Prevail's services in its business operations.

(C)	Prevail has agreed to provide and Company has agreed to use and pay for Prevail's service subject to the terms and conditions of this Agreement.

AGREED TERMS

1.	DEFINITIONS

The definitions in this clause apply in this Agreement.

Company Data: the data generated in the clinical trial or trials referenced in an executed Schedule if applicable, as well as data imported or inputted by Company, Authorized Users, or Prevail or others on Company's behalf in connection the Services or facilitating Company's use of the Services.

Authorized Users: those officers, directors, employees, agents and independent contractors of Company who are Authorized by Company to use the Services and the Documentation, as further described in clause 3.

Business Day: any day which is not a Saturday, Sunday or public holiday in the USA or Canada.

Confidential Information: is defined in clause 10.

Debarment Act: the Generic Drug Enforcement Act of 1992, as amended, 21 U.S.C. §§ 306.

Documentation: the documents made available to Company by Prevail from time to time which sets out a description of the Services and the user instructions for the Services , including any executed Schedules.

Effective Date: the effective date of this Agreement as specified above.

Initial Subscription Term: the initial term of this Agreement is 48 months.

Normal Business Hours: 8:00 a.m. to 5:00 p.m. Eastern Time, USA, each Business Day.

Renewal Period: the period described in clause 12.1.

Services: the subscription services provided by Prevail to Company under this Agreement as set forth in Schedule 1 attached hereto and any other executed Schedules.

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Software: the online software applications provided by Prevail as part of the Services.

Subscription Fees: the subscription fees payable by Company to Prevail for the Software and Services, as set forth in Schedule 1 attached hereto and any other executed Schedules.

Subscription Term: has the meaning given in clause 12.1.

User Subscriptions: the user subscriptions purchased by Company pursuant to clause 8 which entitle Authorized Users to access and use the Services and the Documentation in accordance with this Agreement.

2.	SERVICES

During the Subscription Term, and from time to time , Company may purchase Services from Prevail that will be set forth in a Schedule agreed by and duly executed by both Parties, beginning with Schedule 1 attached hereto. Each executed Schedule shall be governed by this Agreement and include: (i) description of Services to be provided by Prevail , (ii) description of deliverables to be delivered by Prevail, and (iii) fee and payment schedule for the Services. Once executed by both Parties , each Schedule shall be deemed incorporated into this Agreement by reference. There will be no limit to the number of Schedules that may be added to this Agreement. In the event that the terms of an executed Schedule conflict with the terms of this Agreement, the terms of this Agreement shall govern unless the Schedule specifically references Section 2 of this Agreement and indicates such specific terms of the Schedule shall govern.

3.	USER SUBSCRIPTIONS

Subject to terms and conditions set forth in this Agreement and Schedules duly signed by both Parties (including the attached Schedule 1), Prevail hereby grants to Company a non-exclusive, non-transferable right to permit Authorized Users to use the Services and the Documentation during the Subscription Term solely for Company's product research, development and commercialization and business operations (which, for the avoidance of doubt, shall include use by Company's Authorized Users in connection with Company's clinical studies).

4.	ADDITIONAL USER SUBSCRIPTIONS

Subject to the Subscription Fees set forth in an applicable executed Schedule, Company may, from time to time during any Subscription Term , purchase additional User Subscriptions in excess of the number set out in a Schedule and Prevail shall grant access to the Services and the Documentation to such additional Authorized Users in accordance with the provisions of this Agreement.

5.	COMPANY DATA

5.1	As between Company and Prevail, Company shall solely own all rights, title and interest in and to all of Company Data and shall have sole responsibility for the legality, reliability, integrity (as collected, but not as stored in the Software), accuracy and quality of Company Data.

5.2	Company Data will be hosted, under Prevail's responsibility, in a secure data center certified as ISO/IEC 27001:2013 and SOC 3 - Type II, for computing infrastructures and security. Prevail shall follow its archiving procedures for Company Data as set out in its standard operating procedures (SOPs) and back-up policy which include hosting Company Data at another location in a second secure data center, as such documents may be amended by Prevail in its sole discretion from time to time provided that such amendments do not result in a lower standard for secured hosting of Company Data or adding exceptions to Prevail's responsibility to store Company Data in two secured data centers in different locations. Upon Company's written request, Prevail shall allow Company to review such SOPs and back-up policies relating to hosting of Company's Data. Except in case of breach of its obligations under this Agreement or under applicable law, gross negligence or willful misconduct , in the event of any loss or damage to Company Data, Company's sole and exclusive remedy shall be for Prevail to use reasonable commercial endeavors to restore the lost or damaged Company Data from the latest back-up of such Company Data maintained by Prevail in accordance with the archiving procedure described in its SOPs and back-up policy, a summary of which is set forth in Schedule 2.

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6.	PREVAIL'S OBLIGATIONS

6.1	Prevail shall, during the Subscription Term, provide the Services and make available the Documentation to Company subject to the terms of this Agreement.

6.2	Prevail undertakes that the Services will be performed substantially in accordance with the Documentation and with reasonable skill and care.

6.3	Prevail represents and warrants that it has not been debarred and has not been convicted of a crime which could lead to debarment, under the Debarment Act. In the event that Prevail or any of its officers, directors, or employees becomes debarred or receives notice of action or threat of action with respect to its debarment, Prevail shall notify Company immediately in writing.

6.4	Prevail shall make the Services available 24 hours a day, seven days a week, except for:

(a)	planned maintenance carried out during the maintenance window of 10:00 pm to 2:00 am Eastern Time, USA; and

(b)	unscheduled maintenance performed outside Normal Business Hours, provided that Prevail has used reasonable endeavors to give Company at least 6 Normal Business Hours' notice in advance.

6.5	Prevail will, as part of the Services and at no additional cost to Company, provide Company with Prevail's standard customer support services in accordance with Prevail's support services policy in effect at the time that the Services are provided. Prevail may amend the support services policy in its sole and absolute discretion from time to time, provided that Prevail will provide Company notice if the change is material and will not reduce an agreed upon support level during the effective period of a Schedule for Services. Unless stated otherwise in an applicable Schedule, Prevail's standard support includes phone support for Authorized Users in the geographies where the clinical study(ies) identified in the Schedule is being conducted. The support is provided by trained Tier 1 support staff on a 24/7/365 basis, who can escalate to Tier 2 support when needed during Normal Business Hours, and all support is governed by Prevail's internal Quality Assurance SOPs. Company may elect to purchase enhanced support services separately at Prevail' s then current rates.

6.6	Prevail will provide the following technical service levels:

(a)	downtime shall exclude regularly scheduled maintenance agreed upon in writing by both Parties.

(b)	Priority Level Definitions:

(i)       Critical: defined as any problem that completely prevents the operation of the Software or Services and for which there is no work-around.

(ii)       Priority: defined as any problem that substantially restricts the operations of the Software or Services for which there is no alternative solution or work- around.

(iii)       General: defined as any problem that does not substantially restrict the operations of the Software or Services or any other error for which there is an alternative solution or work-around.

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Priority Level	Description	Initial Response Time from Notification	Status Updates	Targeted Resolution
Critical	See Definition	15 minutes	Every Hour	As soon as possible not to exceed 4 hours
Priority	See Definition	30 minutes	4 Hours	8 Business hours
General	See Definition	60 minutes	24 Hours	48 hours unless otherwise agreed upon by both parties

The Initial Response Times in the above chart commence from the time Company first notifies Prevail of the problem or failure, while the other times commence from the earlier of first notification by Company of the problem or failure or Prevail otherwise becoming aware of the problem or failure.

6.7	Prevail represents and warrants that it has implemented, uses and will maintain:

(a)	such level of security measures, consistent with up-to-date industry standards, to (i) defend against viruses, worms, Trojan horses or other harmful computer code, files, scripts, agents or software that may hinder Company access to and/or damage, interfere with or disrupt the integrity of the Company Data; (ii) help to avoid risk of any third party' s unauthorized access to Company Data (including anti-malware controls); and (iii) protect against loss of Company Data due to power supply failure or line interference;

(b)	appropriate technical and organizational measures, internal controls, and information security routines intended to protect Company Data against accidental loss, destruct ion, or alteration; unauthorized disclosure or access; or unlawful destruction;

(c)	data recovery procedures, including regular and multiple copies of Company Data (in different places) from which Company Data may be recovered; such redundant storage and Prevail procedures for recovering data are designed to attempt to reconstruct Company Data in its original or last-replicated state from before the time it was lost or destroyed;

(d)	reviews of data recovery procedures at least every twelve months; and

(e)	measures aimed at protecting Company Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, and against all unlawful forms of processing; in addition, Prevail agrees that only Prevail's or its subcontractors' technical support personnel are permitted to have access to Company Data when required to perform their job functions.

If Prevail becomes aware of any unlawful access to any Company Data stored by and/or on behalf of Prevail, or unauthorized access to such equipment or facilities resulting in loss, disclosure, or alteration of Company Data ("Security Incident"), Prevail will promptly (1) notify Company of the Security Incident; (2) investigate the Security Incident and provide Company with detailed information about the Security Incident; and (3) promptly take reasonable steps to mitigate the effects and to minimize any damage resulting from the Security Incident. Prevail shall cooperate fully with Company, with its authorized agent and with any regulatory agency and/or any law enforcement agency in the investigation and remediation of such Security Incident. All notices and communications to Company relating to a suspected, alleged, or actual Security Incident shall be the Confidential Information of Company.

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6.8	Prevail represents and warrants that, to the extent applicable, it shall comply with the U.S. Health Insurance Portability and Accountability Act, as amended ("HIPAA"), with respect to protected health information as defined under HIPAA, and any other applicable data privacy and protection laws relevant to the Services. Prevail shall limit its use, onward transfer, and further disclosure of any protected personal information to only those activities specified in this Agreement, an executed Schedule, or otherwise expressly authorized by Company.

7.	COMPANY' OBLIGATIONS

Company shall:

(a)	provide Prevail with reasonably necessary co-operation in relation to this Agreement, including access to such information as may be reasonably necessary for Prevail to render the Services; and

(b)	be solely responsible for procuring and maintaining its network connections and telecommunications links from its systems to Prevail's data centers, and all problems, conditions, delays, delivery failures and all other loss or damage arising from or relating to Company's network connections or telecommunications links or caused by the Internet.

8.	FEES AND PAYMENT

Company shall pay the Subscription Fees to Prevail for the Software and Services in accordance with the executed Schedule(s).

9.	PROPRIETARY RIGHTS

9.1	Company acknowledges and agrees that Prevail and/or its licensors own all intellectual property rights in the Services and the Documentation. Except as expressly stated herein, this Agreement does not grant Company any rights to, or in, patents, copyrights, database rights, trade secrets, trade names, trademarks (whether registered or unregistered), or any other rights or licences in respect to the Services or the Documentation.

9.2	Prevail represents and warrants that it has all the rights in relation to the Software, Services and the Documentation that are necessary to grant all the rights it purports to grant under , and in accordance with, the terms of this Agreement, and that the Software, Services, and Documentation, and Company's access to and use of the Software, Services, and Documentation as contemplated by this Agreement, shall not infringe or misappropriate the intellectual property of any third party.

10.	CONFIDENTIALITY

For the purposes herein, "Confidential Information" shall mean any non-public information relating to the business, operations and, more generally, any activities of a Party, that is clearly identified to a receiving Party as confidential information or which the receiving Party should reasonably understand to be confidential information under the circumstances, including know-how, trade secret and, in the case of Company, Company Data.

Each Party shall (i) maintain the confidentiality of the other Party's Confidential Information, using, at a minimum, the same safeguards afforded its own confidential, proprietary trade secrets, but in no event less than reasonable care; (ii) use the other Party' s Confidential Information only to the extent required for the performance of this Agreement; (iii) restrict disclosure and access to the other Party' s Confidential Information only to its employees, suppliers, permitted subcontractors, advisors and consultants who have a need to know for the performance of this Agreement, provided that they are bound by confidentiality and restricted use obligations no less restrictive than those contained herein; and (iv) not disclose, provide, transfer, rent, sublicense, or otherwise make available any portion of the other Party's Confidential Information to any third party except as permitted under (iii) above. The non-disclosure and restricted use obligations shall not apply to information which receiving Party can prove through competent proof (i) is now or hereafter known to the public through no fault of the receiving Party, (ii) was in the possession of the receiving Party prior to disclosure by the disclosing Party, (iii) has been properly obtained without restriction from a third party who is not bound by an obligation of confidentiality, (iv) is independently developed by receiving Party without reference to, use of or reliance upon the disclosing Party's Confidential Information or (v) information disclosed by court order or as otherwise required by law or regulation, provided that the Party required to disclose the information provides prompt advance notice to enable the other Party to seek a protective order or otherwise to prevent such disclosure. The obligations in this article 10 shall continue indefinitely after the expiration or termination of this Agreement.

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11.	LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITNE, OR CONSEQUENTIAL DAMAGES, OR ANY LOSS OF REVENUE OR PROFITS (EXCLUDING FEES UNDER THE AGREEMENT), DATA, OR DATA USE. PREVAIL'S MAXIMUM LIABILITY FOR ANY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE SOFTWARE OR SERVICES, WHETHER IN CONTRACT OR TORT, OR OTHERWISE, SHALL IN NO EVENT EXCEED, IN THE AGGREGATE, THE TOTAL AMOUNTS ACTUALLY PAID TO PREVAIL FOR THE SOFTWARE AND SERVICES UNDER THIS AGREEMENT THAT IS THE SUBJECT OF THE CLAIM IN THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH CLAIM.

12.	TERM AND TERMINATION

12.1	This Agreement shall commence on the Effective Date and shall continue for the Initial Subscription Term and, thereafter, this Agreement shall be automatically renewed for successive periods of 12 months (each a Renewal Period), unless:

(a)	either Party notifies the other Party of termination, in writing, at least 60 days before the end of the Initial Subscription Term or any Renewal Period, in which case this Agreement shall terminate upon the expiry of the applicable Initial Subscription Term or Renewal Period; or

(b)	otherwise terminated in accordance with the provisions of this Agreement;

and the Initial Subscription Term together with any subsequent Renewal Periods shall constitute the Subscription Term.

12.2	Without prejudice to any other rights or remedies to which the parties may be entitled, either Party may terminate this Agreement without liability to the other if the other Party commits a material breach of any of the te1ms of this Agreement and (if such a breach is remediable) fails to remedy that breach within 30 days of that Party being notified in writing of the breach.

12.3	On termination of this agreement for any reason :

(a)	all licenses granted under this Agreement shall immediately terminate;

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(b)	each Party shall return and make no further use of any equipment, property, Documentation and other items (and all copies of them) belonging to the other Party;

(c)	Company shall provide Prevail written instructions within 30 days, with which Prevail shall comply, to either return Company Data or dispose of Company Data at Company's reasonable expense. If Company Data is being returned to Company, Prevail shall use reasonable commercial endeavors to deliver the then most recent back-up of Company Data to Company within 45 days of its receipt of such a written request, provided that Company has, at that time, paid all fees and charges outstanding at and resulting from termination (whether or not due at the date of termination); and

(d)	the accrued rights of the parties as of the time of termination, and the continuation after termination of any provision expressly stated to survive or implicitly surviving termination, shall not be affected or prejudiced.

13.	ENTIRE AGREEMENT AND C OUNTERPARTS

This agreement, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

This Agreement (including its Schedules) may be executed in any number of counterparts, all of which together shall constitute a single document. This Agreement and its Schedules may be executed by facsimile or digital file showing a Party' s signature (e.g., a .pdf). Such facsimile or digital file shall be deemed an original and fully enforceable and admissible in any legal proceeding.

14.	M ODIFICATION AND ASSIGNMENT

No supplement or modification of this Agreement shall be binding unless executed in writing by both parties.

Neither Party shall, without the prior written consent of the other Party, assign, transfer, charge, or sub-contract all or any of its rights or obligations under this Agreement; provided that either Party may assign its rights and delegate its duties under this Agreement, in whole or in part, to an affiliate or to a successor to such Party' s business by merger , acquisition, purchase of the business related to this Agreement or other similar corporate transaction.

15.	NOTICES

Any notice required to be given under this Agreement shall be in writing and shall be delivered by hand or overnight delivery to the other Party at its address set out in this Agreement, or such other address as may have been notified by that Party for such purposes .

This Agreement has been entered into on the date stated at the beginning of it.

XORTX THERAPEUTICS, INC.		PREVAIL INFOWORKS, INC.

By:	/s/ ALLEN DAVIDOFF	By:	/s/ Jack Houriet
Name:	ALLEN DAVIDOFF	Name:	Jack Houriet
Title:	CEO	Title:	CEO
Date:	Feb 24, 2020	Date:	27 Feb 2020

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Indirect/Pass-Through Expenses: Indirect/Pass-Through Expenses shall be invoiced to Company as they are incurred, and Prevail InfoWorks shall provide Company with supporting documentation of such Indirect/Pass-Through Expenses. An upfront payment for the estimated Indirect/Pass-Through Expenses in the amount of 20% of said estimate will be invoiced upon Prevail's receipt of the Authorization to Proceed Notice which will be applied to the final Indirect/Pass-Through Expenses incurred.

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Invoices and Payment: Invoices shall include the protocol/project number and a detailed description of the deliverables for which the Prevail is seeking payment. Prevail will email invoices to: XORTX Therapeutics, Inc. Attention: Allen Davidoff. Company will pay Prevail by wire transfer, EFT, ACH and/or check as instructed on the invoice. Invoices are due and payable thirty (30) days upon Company's receipt of an invoice.

Satisfaction Guarantee

All Instalment Fees are subject to an unconditional 100% satisfaction guarantee. If Company is not fully satisfied with any Software and Service Deliverables under this Agreement during a monthly Subscription period, it has no obligation to pay Prevail the monthly fee for that period. All Company must do to invoke this guarantee is notify Prevail in writing, with a brief description of its dissatisfaction with the Software and Services, at least 5 business days before the due date of the monthly fee payment.

XORTX THERAPEUTICS, INC.		PREVAIL INFOWORKS, INC.

By:	/s/ Allen davidoff	By:	/s/ Jack Houriet
Name:	Allen Davidoff	Name:	Jack Houriet
Title:	CEO	Title:	CEO
Date:	Feb 24, 2020	Date:	27 Feb 2020

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Schedule 2 — Summary of Business Continuity and Disaster Recovery Plan

All employees are trained and retrained annually on BC/DR procedures.

Prevail's Production, Test and Development Systems data backup and recovery process is as follows:

•	All back up processes are automated with system confirmations/errors sent to IT staff.
•	Databases are backed up nightly in the primary data center and copied to secondary data center.
•	Transaction logs are backed up hourly, with local copies done once a minute.
•	Full monthly backups are maintained indefinitely.
•	Daily backups are maintained for two weeks.
•	Backups are also done before any system upgrades. Scheduled system maintenance is done overnight on the first Sunday of each month.
•	Virtual Server Images are backed up daily, and copied to secondary data center, and a third off- site location. (This actually includes all data in the system at that time.)
•	Virtual Server Images are maintained for 10 days.
•	Data can be fully restored from a point in time no greater than 60 seconds prior to an event.
•	Virtual Severs themselves can be restored from a point in time no greater than 24 hours from an event.
•	All systems can be restored at the primary or secondary sites in the event of a disaster.

All Primary systems are virtualized in a physical hosting facility that is certified as ISO/IEC 2700l:2013 and SOC 3 - Type II. Both Primary and Secondary physical hosts are globally-redundant systems providers.

All business systems are fully virtualized with a large multi-national company with globally-redundant storage.

In the event of a disaster that prevents physical office access or limits use, all business and production systems are fully accessible to remote users via secure VPN tunnels.

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